Exhibit 4.7

Execution Version

CREDIT FACILITIES INTERCREDITOR AGREEMENT, dated as of July 22, 2024 (this “Agreement”) among Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent under the 2024 Credit Agreement described below (in such capacities, the “2024 Agent”), and Wilmington Savings Fund Society, FSB, as First Lien Collateral Agent under the First Lien Intercreditor Agreement described below and as administrative agent and collateral agent under the 2013 Credit Agreement described below (in such capacities, the “2013 Agent”) and acknowledged by AMC Entertainment Holdings, Inc., a Delaware corporation (the “2013 Borrower”) and the other Grantors (as defined therein).

A.            Reference is made to the First Lien Intercreditor Agreement, dated as of April 24, 2020 (the “First Lien Intercreditor Agreement”), among the 2013 Borrower, the other Grantors (as defined therein) party thereto, the 2013 Agent, U.S. Bank National Association, as collateral agent for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Agent”), U.S. Bank Trust Company, National Association, as collateral agent for the holders of the 7.500% First Lien Notes due 2029, and each Additional Agent from time to time party thereto .

B.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

C.            Reference is made to the Credit Agreement, dated as of April 30, 2013, as amended by Amendment No. 1, dated as of December 11, 2015, Amendment No. 2, dated as of November 8, 2016, Amendment No. 3, dated as of May 9, 2017, Amendment No. 4, dated as of June 13, 2017, Amendment No. 5, dated as of August 14, 2018, Amendment No. 6, dated as of April 22, 2019, Amendment No. 7, dated as of April 23, 2020, Amendment No. 8, dated as of July 31, 2020, Amendment No. 9, dated as of March 8, 2021, Amendment No. 10, dated as of March 8, 2021, that certain Eleventh Amendment to Credit Agreement, dated as of December 20, 2021, that certain Twelfth Amendment to Credit Agreement, dated as of January 25, 2023, that certain Thirteenth Amendment to Credit Agreement, dated as of June 23, 2023 and that certain Fourteenth Amendment to Credit Agreement, dated as of July 22, 2024 (as further amended, restated, supplemented or otherwise modified, the “2013 Credit Agreement”), among the 2013 Borrower, the lenders party thereto and 2013 Agent.

D.            Reference is made to the Credit Agreement, dated as of July 22, 2024 (the “2024 Credit Agreement”), among the 2013 Borrower and Muvico, LLC, a Texas limited liability company, as the borrowers, the lenders party thereto and the 2024 Agent.

Accordingly, the parties hereto agree as follows:

SECTION 1.         The 2013 Agent (i) will exercise all of its rights and privileges (or withhold from exercising any such rights and privileges) under the First Lien Intercreditor Agreement (and any other intercreditor agreements or arrangements which the 2013 Collateral Agent is a party to from time to time) only at the direction of the 2024 Agent (acting at the Direction of the Required Lenders (as defined in the 2024 Credit Agreement), including, without limitation, rights and privileges under Section 2.02 of the First Lien Intercreditor in respect of actions with respect to Shared Collateral and under Section 2.05 of the First Lien Intercreditor Agreement in respect of any Insolvency or Liquidation Proceeding (and any comparable provision of any other such intercreditor agreement or arrangement) and (ii) shall not exercise any such rights and privileges in any manner whatsoever except as directed by the 2024 Collateral Agent (acting at the direction of the Required Lender (as defined in the 2024 Credit Agreement)).

SECTION 2.         All obligations of each Loan Party (as defined in the 2013 Credit Agreement), including all Secured Obligations (as defined in the 2013 Credit Agreement) (the “2013 Secured Obligations”) are hereby subordinated in right of payment in all respects to all obligations of such Person with respect to the Secured Obligations (as defined in the 2024 Credit Agreement) (including any Post-Petition Interest (whether or not allowed in any Insolvency or Liquidation Proceeding)) (the “2024 Secured Obligations”).

SECTION 3.         Notwithstanding anything to the contrary set forth in the First Lien Intercreditor Agreement, all Liens on any Shared Collateral securing the 2013 Secured Obligations are hereby subordinated in all respects to any and all actual or purported Liens on such Shared Collateral securing the 2024 Secured Obligations (any such property, “Shared Collateral”).

SECTION 4.         So long as any Event of Default (as defined in the 2024 Credit Agreement) has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred (after the occurrence of which this Section 4 shall no longer be operative), (x) any Shared Collateral, (y) any Proceeds thereof or (z) any distributions received on account of the 2013 Secured Obligations (whether or not on account of Shared Collateral), including, without limitation, (i) in connection with the sale or other disposition of, or collection on, any of the foregoing (x) through (z) or (ii) in any Insolvency or Liquidation Proceeding of the Borrower or any Subsidiary or Affiliate thereof (including any adequate protection payments) or otherwise, in each case (x) through (z), received by any Secured Party (as defined in the 2013 Credit Agreement) or the 2013 Agent shall be segregated from the other funds and property of such Person, and received and held in trust by such Person, as trustee, and shall be forthwith paid over, in the same form as received, with any necessary endorsements (but without any express or implied representation or warranty), and applied (i) FIRST, to the payment of all amounts owing to the 2024 Agent (in its capacity as such) pursuant to the terms of 2024 Credit Agreement and the Loan Documents (as defined under the 2024 Credit Agreement), and (ii) SECOND, until the Discharge of Senior Obligations, to the payment in full of the 2024 Secured Obligations, with such amounts to be applied in accordance with the terms of the 2024 Credit Agreement; the foregoing turnover provision shall apply to all cash and any other assets received by or on behalf of the 2013 Agent in any manner, in each case, in connection with any enforcement action. For purposes of this Agreement, the term “Discharge of Senior Obligations” shall mean the payment in full in cash of the principal of, interest (including any Post-Petition Interest (whether or not allowed in any Insolvency or Liquidation Proceeding)), prepayment premium or any other premium (if any) (in each case, whether or not allowed in any Insolvency or Liquidation Proceeding) on all 2024 Secured Obligations.

SECTION 5.         Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each party hereto.

SECTION 6.         This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the executed and delivered by the Acting Collateral Agent and the Controlling Collateral Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 7.       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.         In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the 2013 Agent and the 2024 Agent have duly executed this Agreement as of the day and year first above written.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as 2013 Agent,

By:	/s/ Anita Woolery
Name: Anita Woolery
Title: Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as 2024 Agent,

By:	/s/ Anita Woolery
Name: Anita Woolery
Title: Vice President

Acknowledged by:

AMC ENTERTAINMENT HOLDINGS, INC.
AMERICAN MULTI-CINEMA, INC.

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Executive Vice President, Chie Financial Officer, International and Treasurer

AMC LICENSE SERVICES, LLC
AMC ITD, LLC
AMC CARD PROCESSING SERVICES, INC.

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Executive Vice President, Chie Financial Officer, and Treasurer